Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-224993

April 14, 2020

Valero Energy Corporation

Pricing Term Sheet

$850,000,000 2.700% Senior Notes due 2023

$650,000,000 2.850% Senior Notes due 2025

Issuer:	Valero Energy Corporation
Ratings*:	Baa2 (Moody’s) / BBB (S&P) / BBB (Fitch)
Pricing Date:	April 14, 2020
Settlement Date:	April 16, 2020 (T+2)
Denominations:	$2,000 x $1,000
Title:	2.700% Senior Notes due 2023	2.850% Senior Notes due 2025
Principal Amount:	$850,000,000	$650,000,000
Maturity Date:	April 15, 2023	April 15, 2025
Benchmark Treasury:	UST 0.250% due April 15, 2023	UST 0.500% due March 31, 2025
Benchmark Treasury Price and Yield:	99-28 1⁄4; 0.289%	100-13 1⁄4; 0.416%
Spread to Benchmark Treasury:	T+245 bps	T+245 bps
Yield to Maturity:	2.739%	2.866%
Price to Public:	99.889% of the principal amount	99.926% of the principal amount
Coupon:	2.700%	2.850%
Interest Payment Dates:	April 15 and October 15, commencing October 15, 2020	April 15 and October 15, commencing October 15, 2020
Make-Whole Call:	T+40 bps	T+40 bps
Par Call:	N/A	On and after March 15, 2025 (the date that is one month prior to the Maturity Date)
CUSIP/ISIN:	91913Y AX8 / US91913YAX85	91913Y AY6 / US91913YAY68
Joint Book-Running Managers:

BofA Securities, Inc.

Citigroup Global Markets Inc.

J.P. Morgan Securities LLC

Mizuho Securities USA LLC

MUFG Securities Americas Inc.

Scotia Capital (USA) Inc.

SMBC Nikko Securities America, Inc.

U.S. Bancorp Investments, Inc.

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BofA Securities, Inc. toll-free at 1 (800) 294-1322, Citigroup Global Markets Inc. at 1 (800) 831-9146, J.P. Morgan Securities LLC collect at 1 (212) 834-4533 or Mizuho Securities USA LLC at 1 (866) 271-7403.

This pricing term sheet supplements the preliminary prospectus supplement filed by Valero Energy Corporation on April 14, 2020 relating to the prospectus dated May 17, 2018.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers were automatically generated as a result of this communication being sent via Bloomberg or another email system.